Exhibit 99.5

Consent to be Named as a Director Nominee

In connection with the filing by MELAR ACQUISITION CORP. I of the Registration Statement on Form S-4 (the “Registration Statement”) with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), I hereby consent, pursuant to Rule 438 of the Securities Act, to being named as a nominee to the board of directors of MELAR ACQUISITION CORP. I (which will be renamed Everli Global Holdings Inc.) following the consummation of the business combination in the Registration Statement and any and all amendments and supplements thereto. I also consent to the filing of this consent as an exhibit to such Registration Statement and any amendments thereto.

Date: September 30, 2026

/s/ Michael Mantagano
Michael Mantagano